EXHIBIT 10.11

                                     TEAMING
                                        &
                            NON-DISCLOSURE AGREEMENT

For the

               Retail Kiosk Delivery System - Mattel Kiosk Project



This TEAMING AGREEMENT is made as of the 18th day of September 2000, amongst the following companies:
 -------------------------------------------------------------------------------
Company                    Address              Primary Contact        Telephone
                                                                       Facsimile
                                                                         E-Mail

Mattel Canada Inc.         6155 Freemont Blvd   Howard Smith       905 501-0404
                           Mississauga, Ontario Director of Sale   905 501-6288
                           Canada L5R 3W2                    smithhow@mattel.com

Power Photo Kiosk Inc. 181 Whitehall Drive      Terry Cooke        905 948-9600
                              Markham, Ontario  President          905 948-8377
                              Canada L3R 9T1                 info@powerphoto.net




THE TEAMING PARTNERS AGREE TO THE FOLLOWING:

      1.   Project Management

Each of the Teaming Partners agrees that the Project efforts will be led and coordinated by Power Photo Kiosk Inc personnel.

Mattel: Marketing and Advertising content, coordination and lead consulting with Wal-Mart, assist in project coordination.

Integrated Kiosk: Manufacture enclosures, provide all hardware and related software applications, project coordination, lead set-up of Site Services and Installation. Coordinate with Power Kiosk Inc and provide alternative financial Models for deployment of project.

Power Photo will provide the test and development environments, to be located at it's Markham offices. Where necessary and effective, staff, equipment, software, etc. will be made available to Mattel and or Wal-Mart for proposes of promoting this Kiosk Project within the respective organization.




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Teaming Partners Responsibilities

Each Teaming Partner will be responsible to supply any relevant and required corporate, technical, product, service for the individual Company's area (s) of participation.

Each Teaming Partner will be responsible for assessing their technical and functional ability levels, and the associated costs of bringing to the requirements, its own products and services. Furthermore, each Teaming Partner will make the necessary personnel available to the lead/co- ordinator, Power Photo Kiosk Inc personnel for clarification, rework and additional information.

It is recognized that differences of opinion will occur as to the technical requirements and therefore the resources needed to meet any given mandatory requirement. In such an event, the lead/co-ordinator, Power Photo Kiosk Inc personnel will not proceed without agreement by Mattel.

Each Teaming Partner agrees that it will team ONLY with the group named as parties to this Agreement collectively for preparation and submission, and in the event of award the delivery of the specifically named Proposal and Project, being the Mattel Retail Delivery Kiosk.

Work towards the storewide rollout at Wal-Mart will be done as per the Detailed Work Plan, being a living and evolving document and to be initially agreed upon before commencing of phase two implementation. The finalized and agreed to Detailed Work Plan will constitute Appendix A to this Agreement.


Revenues from Pilot Project.

Any revenues obtained through advertising or the sale of the picture portion of the Mattel Retail Delivery Kiosk Project, for the period of three months starting October 2000 will remain with Power Photo as partial restitution for financing the Project.

A revenue share agreement with Wal-Mart will be put in place once all parties agree to a storewide rollout. Mattel will not be charged for any element of the kiosk except for an agreed upon advertising component.


Rights and Ownership's of Other Related Technology

Any rights and ownership's held by the parties to any intellectual property, licenses, patents, trademarks, copyrights, registrations, etc. will remain as these were prior to the execution of this Teaming Agreement.

Any intellectual property developed solely by an individual Teaming Partner through the course of this agreement remains the property of that Teaming Partner and no rights or interest thereto will be assigned to any of the other Teaming Partners collectively, or individual unless mutually agreed upon.

Indemnification

The Teaming Partners agree to indemnify each other and to hold each other and their respective directors, employees and agents harmless from all costs, loss, liability and expense (including court costs and reasonable fees of attorneys and expert witnesses) incurred as a result of any claims or demands brought against or incurred by any other Teaming Partner or combination of Teaming Partners or their respective directors, employees or agents, arising from or in connection with any representations, warranties or guarantees made by the individual Teaming Partner to any third parties concerning the product (s), hardware and/or software and/or services which are inconsistent with or in addition to those made by Teaming Partner responsible for the product (s) and/or services, as per this Agreement.

Use of Teaming Partners' Names

None of the Teaming Partners will use any other Teaming Partner's name or refer to any other Teaming Partner in any press release, advertising or marketing literature, without the prior written approval of the Teaming Partner who's name is to be used.

Non-Disclosure

In   the    performance   of   any   of   a   particular    Teaming    Partner's
responsibilities/obligations under this Agreement, employees of each Teaming Partner may be exposed to confidential information and materials of the others.

Each Teaming Partner agrees for themselves and all of their employees (and sub-contractors, if applicable) that such information will be kept confidential and not disclosed to third parties.



Items will not be considered to be Confidential Information if:

already available to the public; independently developed by personnel or agents of one Teaming Partner without access to the Confidential Information of the other; already known to the recipient at the time of disclosure; or produced in compliance with applicable law or a court order, provided the receiving Teaming Partner first gives the disclosing Teaming Partner reasonable notice of such law or order.

Each of the Teaming Partners agrees to keep as "Confidential" any confidential information, perceived as material or otherwise, obtained by it or its employees from or in regard to another Teaming Partner, its products or services.


General Provisions

Term & Termination

The Project is to be divided into to phases:

Phase 1: Produce and deploy 14 Kiosks for Pilot Project, 10 for Wal-Mart Store locations located in Canada, 4 for Promotional proposes located in places such as Mattel's Head Office, Wal- Mart's Head Office etc. After a 90 trial period, analyze data and make changes to any areas required before a complete rollout.

Phase 2: Complete rollout to all Wal-Mart Stores in Canada given Wal-Mart approval and signoff. (Approx. 200 stores)

Phase 3: Work with Wal-Mart U.S and Mattel U.S. jointly with Mattel Canada to reach a goal on located kiosks throughout the USA at locations approved by Wal-Mart U.S.

Power Photo Kiosks agrees to borne all costs associated with the pilot project at 10 Wal-Mart Stores and subsequent rollout if pilot is successful, these costs include, manufacturing of the kiosk enclosures including all hardware, software and merchandising elements (i.e., shelving, peg-hooks), shipping and on going maintenance, electrical and telephone charges and delivery and setup within each location as approved.

Mattel will be responsible to provide all images utilized in the photo application. Mattel will also come to an agreement with Power Photo on advertising on the Kiosk Network within Wal-Mart Stores for both the pilot and future rollout. Mattel will be responsible to provide only commercials or advertisements for their portion of the advertising element.

Wal-Mart will be responsible to provide the floor space within the approved locations; all negotiations and approvals with Wal-Mart are to be coordinated by Mattel.

Contractual commitments are to be met based upon the agreed to Detailed Work Plan. Commitments not met within target dates must be rectified so as not to impact the project deliverables. Formal notice will be given in the event of such an occurrence and any cost associated with delays will be carried by the at-fault Teaming Partner. Failure to do so will constitute grounds for termination of the defaulting Teaming Partner involvement in this Agreement and the Mattel Retail Delivery Kiosk Project.

Mattel's approval of all graphic treatment, colors, etc is required prior to commencing of rollout and changes thereafter. Mattel controls the merchandising panels and interactive panels on side and top of kiosk including control and ownership of email names collected. Mattel must approve all images and graphics used on the touch screen application and will be responsible to manage the information gathered at the kiosk (i.e. email addresses, names). Power Photo will gather the information such as email addresses, names and ages along with the customers choices and store on a computer server to be located at an agreed upon location.

Power Photo agrees to utilize advertisers that firstly are licensees of Mattel. Any other advertisers required to meet the minimum revenue projections must be non-competing vendors of Mattel and are subject to Mattel's approval.

Power Photo gives Mattel right of first refusal for participation in an interactive kiosk program within a toy environment with any other retailer.

Relationship between the Teaming Partners

The Teaming Partners will in all matters relating to this Agreement act as independent contractors.

Nothing in this Agreement will be deemed to constitute the Teaming Partner as a business partner, joint venturer, franchisee, agent or employee of any other Teaming Partner (s), except as explicitly stated within this Agreement.

Entire Agreement

This Agreement, together with the Appendices, Schedules, Exhibits and Addenda hereto, constitute the entire agreement of the Teaming Partners and supersede any previous communications, representations, understandings or agreements with respect to the subject matter hereof.


This Agreement may only be modified by written agreement amongst each of the Teaming Partners. IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized representatives. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.


Per: Mattel Canada Inc.                     Per: Power Photo Kiosk Inc.



By /s/ Howard Smith                         By /s/ Terry Cooke
--------------------------------            ---------------------------------
         (Authorized Signatory)             (Authorized Signatory)

Name     Howard Smith                       Name   Terry Cooke
Title    Director of Sales                  Title  President
Date     October 26, 2000                   Date   October 17, 2000